ALLIANCEBERNSTEIN INVESTMENT
                          RESEARCH AND MANAGEMENT, INC.
                           1345 Avenue of the Americas
                              New York, N.Y. 10703
                                 (212) 969-2154



                                                     January 31, 2006



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549


         Re:  AllianceBernstein Municipal Income Fund II
              File Nos. 33-60560 and 811-07618


Dear Sir or Madam:

     We have acted as counsel to AllianceBernstein Municipal Income Fund II (the "Fund") in connection with the preparation of Post-Effective Amendment No. 21 to the Fund's Registration Statement on Form N-1A.

     In my view, the above-described Amendment does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

                                                        Sincerely,


                                                        /s/ Stephen J. Laffey
                                                        ---------------------
                                                             Stephen J. Laffey
                                                             Assistant Secretary



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